UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                  SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                               Handleman Company
        -----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    410252100
                              --------------------
                                 (CUSIP Number)

                                February 13, 2013
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         /   /    Rule 13d-1(b)
         / X /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


CUSIP No. 410252100
---------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Underhill Partners, L.P.
         13-4153955

         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization

         Delaware

         ----------------------------------------

 Number of Shares Beneficially Owned by Each Reporting Person With:

	5.     Sole Voting Power          	     0
                                              --------------------------
      	6.     Shared Voting Power                   0
                                              --------------------------
     	7.     Sole Dispositive Power     	     0
                                              --------------------------
        8.     Shared Dispositive Power              0
                                              --------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         0
         ---------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares

         ---------

11.      Percent of Class Represented by Amount in Row (9)


          0.0%
         ---------

12.      Type of Reporting Person

          PN
         ---------

CUSIP No. 410252100
---------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Underhill Capital, L.L.C.
         13-4153948

         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization

         Delaware

         ----------------------------------------

 Number of Shares Beneficially Owned by Each Reporting Person With:

	5.     Sole Voting Power          	     0
                                              --------------------------
      	6.     Shared Voting Power                   0
                                              --------------------------
     	7.     Sole Dispositive Power     	     0
                                              --------------------------
        8.     Shared Dispositive Power              0
                                              --------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         0
         ---------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares

         ---------

11.      Percent of Class Represented by Amount in Row (9)


          0.0%
         ---------

12.      Type of Reporting Person

          OO
         ---------

Item 1.

         (a)      Name of Issuer

                  Handleman Company
                  -------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  500 Kirts Boulevard
                  Troy, Michigan  48084-5225

                  -------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Underhill Partners, L.P., and
                  Underhill Capital, L.L.C.
                  -------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  61 Broadway, New York, NY  10006
                  -------------------------------------------------------

         (c)      Citizenship

		  Underhill Partners, L.P.  Delaware
                  Underhill Capital, L.L.C.  Delaware

                  -------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock
                  -------------------------------------------------------

         (e)      CUSIP Number

                  410252100
                  -------------------------------------------------------

Item 3. This statement is filed pursuant to Rule 13d-1(b), and the Person Filing is a:

         Not applicable.

Item 4.   Ownership

I.       Underhill Partners, L.P.

          (a)  Amount beneficially owned: 0 shares.

          (b)  Percent of Class: 0.0%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

		     0

               (ii) shared power to vote or to direct the vote:

		     0

               (iii)sole power to dispose or to direct the disposition of:

		     0

               (iv) shared power to dispose or to direct the disposition of:

		     0

II.       Underhill Partners, L.L.C.

          (a)  Amount beneficially owned: 0 shares.

          (b)  Percent of Class: 0.0%.

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

		     0

               (ii) shared power to vote or to direct the vote:

		     0

               (iii)sole power to dispose or to direct the disposition of:

		     0

               (iv) shared power to dispose or to direct the disposition of:

		     0

Item 5.   Ownership of Five Percent or Less of a Class

	  If this statement is being filed to report the fact that as of the date hereof the reporting persons has ceased to be the beneficial owner of more than 5% of the class of securities, check the following [ X ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

By signing below each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above as beneficially owned by him or it were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement with respect to such undersigned is true, complete and correct.




                                         February 13, 2013
                                         -------------------------------
                                                 Date


                                         Underhill Partners, L.P.

					 By:  Underhill Capital, L.L.C.,
                                            as General Partner

                                         By:  /s/ Keith S. Lane-Zucker
                                         Keith S. Lane-Zucker
	                                 Member

					 Underhill Capital, L.L.C.

                                         By:  /s/ Keith S. Lane-Zucker
                                         Keith S. Lane-Zucker
	                                 Member


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                        INDEX TO EXHIBITS

         The following is filed as an Exhibit hereto:

         1.  Joint Filing Agreement of the Reporting Persons.


----------------------------------------------------------------------------
                        EXHIBIT 1 TO SCHEDULE 13G/A

       The undersigned hereby agree that the Schedule 13G, as amended, to which this is an Exhibit is filed on behalf of each of them.

Date:  February 13, 2013


Underhill Partners, L.P.

By Underhill Capital, L.L.C., as General Partner

By:  /s/ Keith S. Lane-Zucker
	Keith S. Lane-Zucker
	Member

Underhill Capital, L.L.C.

By:  /s/ Keith S. Lane-Zucker
	Keith S. Lane-Zucker
	Member